Exhibit 99

For immediate release	For information contact:
F. Barry Bilson
(410) 539-0000
www.leggmason.com

LEGG MASON REPORTS RECORD FISCAL 2003 RESULTS
Year's EPS $2.78, up 24%, Quarter's EPS $0.71, up 6%
Assets Under Management a Record $192.2 billion

Baltimore, Maryland - May 6, 2003 -- Legg Mason, Inc. (NYSE: LM) today reported record revenues, earnings and earnings per share for its fiscal year ended March 31, 2003. Net revenues for the year were a record $1.528 billion, up 5% from the prior record of $1.451 billion in fiscal 2002, while net earnings were a record $190.9 million, up 25% from $152.9 million a year ago and 22% above the prior record of $156.2 million set in fiscal 2001. Diluted earnings per share were $2.78, also a record, up 24% from $2.24 a year ago and 21% higher than the previous record of $2.30, also set in fiscal 2001.

Assets under management increased by $7.5 billion during the March quarter, and $15.2 billion during the year, to end the year at a record $192.2 billion.

For the quarter ended March 31, 2003, net revenues totaled $384.7 million, down 3% from $395.2 million in the March 2002 quarter, while net earnings were $48.7 million, up 6% from $46.1 million. Diluted earnings per share were $0.71, up 6% from $0.67.

Commenting on the results, Raymond A. "Chip" Mason, chairman and CEO, said:

"I'm delighted with our results for the year, especially given the upheavals that have hurt the equity markets and many of the participants in our markets. Asset management continued to drive our results, with the net revenues and pre-tax earnings of this business segment setting new records this year, and assets under management up for both the quarter and year, to a record $192.2 billion. In the last three years, our assets under management have increased by over $80 billion, of which over $50 billion was through organic growth.

"The net revenues and pre-tax earnings of our capital markets business segment also reached record highs this year, with particularly strong increases in taxable fixed income. And, although the net revenues of our Private Client Group declined this year, the pre-tax earnings and profit margin of this business segment increased substantially.

"During the last several years, we have increasingly focused on creating the balance in our business -- between equity and fixed income, institutional and retail, and increasingly U.S. and non-U.S. -- and building the necessary infrastructure to support future growth. If we continue to provide consistent long-term investment performance, I would expect Legg Mason to benefit meaningfully from any return to less chaotic equity markets."

LEGG MASON, INC.
News Release - May 6, 2003

Fiscal Year Ended March 2003 vs. March 2002

For the fiscal year, net revenues were a record $1.528 billion, up 5% from the prior record of $1.451 billion in fiscal 2002. Net earnings and diluted earnings per share also set new records at $190.9 million, up 25% from $152.9 million, and $2.78, up 24% from $2.24, respectively.

Investment advisory and related fees were a record $860.3 million, up 10% from $780.6 million in fiscal 2002, with roughly equal increases in the recurring advisory fees of each of our asset management divisions -- mutual funds, wealth management and institutional. Investment advisory and related fees represented 56% of the firm's net revenues for the year, up from 54% in fiscal 2002. The current year's results include the results for a full year of Private Capital Management and Royce, which were acquired in August and October 2001, respectively.

Securities brokerage revenues, which consist of commissions and principal transaction revenues, were up 1% to $474.9 million from $469.8 million. Commissions declined by 4%, to $316.7 million from $330.9 million and represented 21% of the firm's net revenues, down from 23% in fiscal 2002. Principal transaction revenues increased 14%, to $158.2 million, on the strength of fixed income.

Investment banking revenues totaled $109.0 million, up 7% from $102.2 million, on increases in both corporate banking and municipal banking revenues. Net interest profit was $21.6 million, down 47% from $40.8 million, as a result of acquisition-related interest expense and lower average interest rates, while other revenues totaled $62.3 million, up 8% from $58.0 million.

As of March 31, 2003, stockholders' equity was $1.248 billion, up 15% from $1.085 billion a year ago; book value per share was also up 15%, to $18.59 from $16.20. The Company has 67.1 million shares outstanding, including the exchangeable shares issued in conjunction with the acquisition of Perigee.

Legg Mason's pre-tax profit margin on net revenues was 20.2%, up from 17.4% in fiscal 2002. The firm's effective tax rate was 38.1%, down from 39.6%, while the return on equity was 16.3%, up from 15.2% in fiscal 2002.

Assets Under Management and Total Client Assets

Assets under management as of March 31, 2003 aggregated a record $192.2 billion, up 9% from $177.0 billion a year ago and up 4% from $184.7 billion in December. Reflecting the decline in the equity markets over the year and the strength of fixed income, equity assets dropped to 31% of the total managed assets from 38% a year ago. Our institutional asset managers were responsible for 71% of total managed assets at year end, with our mutual funds managers responsible for 19% and wealth managers 10%.

LEGG MASON, INC.
News Release - May 6, 2003

Two-thirds of the quarter's $7.5 billion increase in assets under management was the result of positive net client cash flows, with the primary contributor being Western Asset, our premier fixed income manager, although all of our asset management divisions -- institutional, mutual funds and wealth management -- experienced positive net flows. Market appreciation accounted for most of the remaining increase in managed assets, as the positive returns achieved by Western Asset in particular outweighed the declines experienced by most of our equity managers.

As of March 31, 2003, 73% of the assets in our U.S.-based funds were in funds with overall Morningstar ratings of 4- or 5-stars. Two of our funds were ranked by Lipper Analytical Services as the #1 funds in their respective Lipper categories, based on their investment performance for the year ended March 31, 2003: Legg Mason Focus Trust was #1 among 647 large-cap growth funds and Royce Special Equity was #1 among 247 small-cap value funds. In total, 11 of our retail funds were rated in the top quartile of their respective Lipper categories for the 1-year period and six of these performed in the top decile.

Total client assets, which include assets in our clients' securities brokerage accounts plus assets under management, minus any overlap, aggregated $250.3 billion as of March 31.

Quarter Ended March 2003 vs. March 2002

For the quarter ended March 31, 2003, net revenues were $384.7 million, down 3% from $395.2 million in the March 2002 quarter. Net earnings were $48.7 million, up 6% from $46.1 million, and diluted earnings per share were $0.71, up 6% from $0.67.

Investment advisory and related fees totaled $218.9 million, down 1% from $221.3 million, primarily due to a drop in distribution fees on Company-sponsored equity funds; investment advisory and related fees represented 57% of the firm's net revenues, up from 56% in the year ago quarter.

Revenues from securities brokerage, which includes commissions and principal transaction revenues, totaled $114.0 million, down 8% from $123.9 million a year ago. Commissions were $73.0 million, down 16% from $87.3 million, and represented 19% of the firm's net revenues, down from 22%. Principal transaction revenues were $41.0 million, up 12% from $36.6 million, primarily due to increased fixed income transactions.

Investment banking revenues were $26.0 million, down 14% from $30.1 million, as declines in the fees from corporate underwritings outweighed increases in corporate advisory revenues. Net interest profit was $5.6 million, up 5% from $5.3 million, and other revenues were $20.2 million, up 39% from $14.5 million.

The pre-tax profit margin on net revenues was 20.5% in the current quarter, up from 19.2%, and the effective tax rate was 38.3%, down from 39.3%. The annualized return on equity was 15.9%, versus 17.3%.

LEGG MASON, INC.
News Release - May 6, 2003

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Mason, will be held at 10:00 a.m. EDT today. The call will be open to the general public. Interested participants should access the call by dialing 1-800-475-2151 (or 1-973-582-2710 for international calls) at least 10 minutes prior to the scheduled start to ensure connection.

A replay of the live broadcast will be available on the Legg Mason website or by dialing 1-877-519-4471 (or 1-973-341-3080 for international calls), access Pin Number 3890803, after the completion of the call.

Legg Mason, Inc., headquartered in Baltimore, is a holding company that provides asset management, securities brokerage, investment banking and related financial services through its subsidiaries.

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

Legg Mason, Inc.
News Release - May 6, 2003

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
For the Quarters Ended March 31, 2003 and 2002
	(In thousands, except per share amounts)

	2003	% of Net Revenues	2002	% of Net Revenues

Revenues:
Investment advisory and related fees	$218,939	56.9	$221,317	56.0
Commissions	73,012	19.0	87,287	22.1
Principal transactions	40,960	10.7	36,591	9.3
Investment banking	26,037	6.8	30,123	7.6
Interest	22,387	5.8	30,991	7.8
Other	20,184	5.2	14,546	3.7

Total revenues	401,519	104.4	420,855	106.5
Interest expense	16,818	4.4	25,670	6.5

Net revenues	384,701	100.0	395,185	100.0

Non interest expenses:
Compensation and benefits	222,008	57.7	240,721	60.9
Communications and technology	23,970	6.2	23,628	6.0
Occupancy	16,079	4.2	15,967	4.0
Amortization of intangibles	6,163	1.6	6,206	1.6
Other	37,584	9.8	32,739	8.3

Total non-interest expenses	305,804	79.5	319,261	80.8

Earnings before income tax provision	78,897	20.5	75,924	19.2

Income tax provision	30,231	7.8	29,827	7.5

Net earnings	$48,666	$12.7	$46,097	$11.7

Earnings per common share:
Basic	$0.74		$0.70
Diluted	$0.71		$0.67

Weighted average number of common shares
outstanding:
Basic	66,007		65,627
Diluted	68,849		68,987

Legg Mason, Inc.
News Release - May 6, 2003

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
For the Twelve Months Ended March 31, 2003 and 2002
	(In thousands, except per share amounts)

	2003	% of Net Revenues	2002	% of Net Revenues

Revenues:
Investment advisory and related fees	$860,331	56.3	$780,592	53.8
Commissions	316,719	20.7	330,893	22.8
Principal transactions	158,194	10.4	138,900	9.6
Investment banking	109,031	7.1	102,184	7.0
Interest	108,781	7.1	168,073	11.6
Other	62,326	4.1	57,970	4.0

Total revenues	1,615,382	105.7	1,578,612	108.8
Interest expense	87,136	5.7	127,271	8.8

Net revenues	1,528,246	100.0	1,451,341	100.0

Non interest expenses:
Compensation and benefits	897,480	58.7	883,426	60.9
Communications and technology	92,014	6.0	98,956	6.8
Occupancy	65,246	4.3	62,186	4.3
Amortization of intangibles	24,915	1.6	18,808	1.3
Other	140,270	9.2	134,716	9.3

Total non-interest expenses	1,219,925	79.8	1,198,092	82.6

Earnings before income tax provision	308,321	20.2	253,249	17.4

Income tax provision	117,412	7.7	100,313	6.9

Net earnings	$190,909	$12.5	$152,936	$10.5

Earnings per common share:
Basic	$2.89		$2.35
Diluted	$2.78		$2.24

Weighted average common shares
outstanding:
Basic	66,001		65,211
Diluted	68,760		68,262

Book value per common share	$18.59		$16.20